Exhibit (h)(iv)(2)

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 6th day of October, 2015 between THE SELECT SECTOR SPDR® TRUST, ON BEHALF OF EACH OF ITS RESPECTIVE SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”).

Fund Name	Taxpayer Identification Number	Tax-Year End
The Consumer Discretionary Select Sector SPDR Fund	04-3437407	September 30
The Consumer Staples Select Sector SPDR Fund	04-3437406	September 30
The Energy Select Sector SPDR Fund	04-3437408	September 30
The Financial Select Sector SPDR Fund	04-3437410	September 30
The Healthcare Select Sector SPDR Fund	04-3437403	September 30
The Industrial Select Sector SPDR Fund	04-3437401	September 30
The Materials Select Sector SPDR Fund	04-3437400	September 30
The Technology Select Sector SPDR Fund	04-3437402	September 30
The Utilities Select Sector SPDR Fund	04-3437413	September 30
The Financial Services Select Sector SPDR Fund	47-4778197	September 30
The Real Estate Select Sector SPDR Fund	47-4791555	September 30